UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 7, 2009

Croff Enterprises, Inc.
 (Exact name of Registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation or organization)	000-16731 (Commission File Number)	87-0233535 (IRS employer identification no.)

9903 Santa Monica Blvd, Suite 287, Beverly Hills, California	90212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(818) 735-0050

_______________________________________________________
 (Registrant’s former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On July 6, 2009 Croff Enterprises, Inc. (“COFF” or the “Company”) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with America’s Minority Health Network, Inc. (“AMHN”), and two of its principal shareholders. AMHN is a development stage corporation that is engaged in providing direct to consumer television programming in medical offices that are focused on delivering health care to members of African-American communities and other minorities located across the United States. The Company believes that AMHN combines innovative programming that provides increased health education awareness to patients and families visiting their physicians and medical care givers while also delivering targeted advertising that may effectively address community concerns and interests. COFF and AMHN expect to complete the merger of AMHN into a wholly owned subsidiary of COFF by July 31, 2009. COFF currently has no business operations or revenue source. On completion of the merger, AMHN will become a wholly owned subsidiary of the Company, the shareholders of AMHN will become the dominant shareholders of the Company, and the business and operations of AMHN will become the business and operations of the Company. The completion of the merger is subject to further due diligence, confirmation of representations and warranties and various other standard conditions to closing. No assurance can be given that this transaction will close. A copy of the Merger Agreement is attached to this Current Report on Form 8-K as Exhibit 2.01 and the description of the transaction set forth herein is qualified in its entirety by reference to that agreement.

Item 9.01     Financial Statements and Exhibits.

On July 10, 2009 Croff Enterprises, Inc. issued a press release reporting it has entered into an Agreement and Plan of Reorganization with America’s Minority Health Network, Inc. A copy of that press release is attached to this report as Exhibit 99.1.

 (d) Exhibits

Exhibit No.	Description
2.01	Agreement and Plan of Reorganization dated of July 6, 2009,
99.1	Press Release dated July 10, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Croff Enterprises, Inc.

Date: July 10, 2009	By:	/s/ Gregory R. Woodhill
Gregory R. Woodhill
President and Chief Financial Officer

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